Exhibit 12

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

	6/25/2005	6/25/2004	09/25/2004	09/25/2003	09/25/2002	09/25/2001		09/25/2000
Earnings
Income (loss) before income taxes	$647,112	$1,163,451	$164,200	$855,927	$137,716	$(436,540)		$(2,168,006)
Fixed charges	5,394,163	4,889,259	6,616,945	5,529,556	4,435,335	4,138,894		3,171,970

Earnings	$6,041,275	$6,052,710	$6,781,145	$6,385,483	$4,573,051	$3,702,354		$1, 003,964

Fixed charges
Interest expense	$4,686,549	$4,334,527	$5,848,428	$4,919,059	$3,972,801	$3,237,241		$2,358,129
Estimated interest within rental expense	707,614	554,732	768,517	610,497	462,534	901,653		813,841

Fixed charges	$5,394,163	$4,889,259	$6,616,945	$5,529,556	$4,435,335	$4,138,894		$3,171,970

Ratio of earnings to fixed charges	1.12	1.24	1.02	1.15	1.03		(1)		(1)

(1)	Calculation results in a deficiency in the ratio (i.e., less than one-to-one coverage). The deficiency in earnings to cover fixed charges was $436,540 and $2,168,006 for the years ended September 25, 2001 and 2000, respectively.